Exhibit 11


Consent of Independent Accountants


We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 1 to the Registration Statement on Form N-1A of our report dated December 28, 1995, relating to the statement of assets and liabilities of Lipper U.S. Equity Fund, one of the series portfolios of The Lipper Funds, Inc., which appears in such Statement of Additional Information. We also consent to the reference to us under the heading "Auditors" in such Statement of Additional Information.


PRICE WATERHOUSE LLP
1177 Avenue of the Americas
New York, New York
February 14, 1996